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                                                                     Exhibit 4.4

                      EFFECTIVE DATE: _____________________



                                  STOCK OPTION
                                   GRANTED BY
                            SALIX TECHNOLOGIES, INC.
                                       TO
                                 EUGENE CARLOCK
                        (HEREINAFTER CALLED THE "HOLDER")

         For valuable consideration, the receipt of which is hereby acknowledged, SALIX Technologies, Inc., a Delaware corporation (the "Company"), hereby grants to the Holder the following option:

         SECTION 1. GRANT OF OPTION; VESTING. Subject to the terms and conditions hereinafter set forth, the Holder is hereby given the right and option to purchase from the Company at the option price of One Dollar ($1.00) per share an aggregate of Seven Thousand Five Hundred (7,500) shares of the Company's Common Stock, par value $0.01 ("Common Stock"), during the period and in the manner hereinafter set forth. The Holder's rights to the option issued hereunder shall vest at a rate of twenty-five percent (25%) per Phase completed under that certain Agreement between Holder and the Company dated __________, 1997, such that, at the end of Phase 4, the Holder shall be 25% vested in his options; at the end of Phase 5, the Holder shall be 50% vested in his options, and so on until the end of Phase 7 when the Holder will be 100% vested in the options granted hereunder.

         SECTION 2. EXERCISE OF OPTION. The options granted hereunder, which have become vested, shall be exercisable only upon either of the following two events: (a) the Company receives funding of at least Two Million Dollars ($2,000,000) from a venture capital source; or (b) the Company participates in an initial public offering of its Common Stock (each of the foregoing, a "Triggering Event"). In order to exercise the options granted hereunder, Holder shall notify the Company in writing, which notice shall specify the number of shares of Common Stock the Holder then desires to purchase. Payment for the shares of Common Stock purchased pursuant to the exercise of options shall be made by either cash, certified or bank check or postal money order payable to the order of the Company for an amount equal to the option price of such shares.

         As promptly as practicable after receipt of the option notice from the Holder, the Company and the Holder shall agree upon a mutually convenient time to exchange payment and the investment letter referred to in Section 3, and the certificate(s) for the number of shares with respect to which the option has been exercised, registered in the name of the Holder. Such exchange shall take place at the principal offices of the Company.

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         SECTION 3. CONDITIONS AND LIMITATIONS. As a condition precedent to any exercise of this option, the Holder shall deliver to the Company an investment letter in form and substance satisfactory to the Company and its counsel which shall contain among other things a statement in writing to the following effects (to the extent then applicable): (a) that the option is then being exercised for the account of the Holder and only with a view to investment in, and not for, in connection with or with a view to the disposition of, the shares with respect to which the option is then being exercised; (b) that the Holder acknowledges that the restrictions on transfer of the Common Stock of the Company set forth in this Option Agreement shall apply to such shares; (c) if applicable, that the Holder understands that there is no assurance that the Company will ever become a reporting company under the Securities Exchange Act of 1934 and that the Company has no obligation to the Holder to do so; (d) that the Holder and Holder's representatives have fully investigated the Company and the business and financial conditions concerning it and have knowledge of the Company's then current corporate activities and financial condition; and (e) that the Holder believes that the nature and amount of the shares being purchased are consistent with Holder's investment objectives, abilities and resources. The restrictions imposed by this Section and any investment representation made pursuant to this Section shall be inoperative upon the registration with the Securities and Exchange Commission of the stock subject to the options granted hereunder or acquired through the exercise of options granted hereunder.

         SECTION 4. DILUTION OR OTHER AGREEMENT. The number of shares of Common Stock reserved for issuance upon the exercise of these options and the option price for these options shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or combination of shares or the payment of a stock dividend in shares of Common Stock to holders of outstanding shares of Common Stock or any other increase or decrease in the number of shares of Common Stock outstanding effected without the receipt of consideration by the Company. Any adjustment pursuant to this Section 4, may provide, in the Board's discretion, for the elimination without payment therefor of any fractional shares that might otherwise become subject to this option, but shall not otherwise diminish the then value of the options granted hereunder.

         Subject to any required action by the stockholders, if the Company shall be the surviving corporation in any merger or consolidation in which the stockholders of the Company retain their Common Stock, this option shall pertain to and apply to the securities to which the Holder of the number of shares of Common Stock subject to options would have been entitled. A dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving Company or a merger or consolidation of the Company in which the stockholders of the Company surrender their Common Stock shall cause these options to terminate upon payment of the difference, if any, between the option price per share of each share covered by this option and the Fair Market Value of such stock on the date of dissolution, liquidation, merger or consolidation, as if the options had been exercised on the date of such dissolution, liquidation, merger or consolidation.

         To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Board of Directors whose determination in that respect shall be final.


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         Notwithstanding anything contained herein to the contrary, the existence of this Option Agreement and the options granted pursuant hereto shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Common Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets or any other corporate act or proceeding.

         Except as hereinbefore expressly provided in this Section 4, the Holder shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger, or consolidation or spin-off of assets or stock of another corporation.

         SECTION 5. RIGHTS OF HOLDER. Holder shall have no rights as a stockholder with respect to any shares covered by these options until the date of issuance of a stock certificate to him for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in
Section 4 hereof.

         Nothing herein contained shall impose any obligation upon the Holder to exercise the options.

         The Company makes no representation as to the tax treatment to the Holder upon receipt or exercise of the options or sale or other disposition of the shares covered by the options. The Company recommends that the Holder consult his personal tax advisor with regard to such tax matters.

         At all times while any portion of the options is outstanding, the Company shall: reserve and keep available, out of shares of its authorized and unissued stock or reacquired shares, a sufficient number of shares of its Common Stock to satisfy the requirements of the options granted hereunder; comply with the terms of these options promptly upon exercise of option rights; and pay all fees or expenses necessarily incurred by the Company in connection with the issuance and delivery of shares pursuant to the exercise of options hereunder.

         SECTION 6. TRANSFER, CERTAIN LIMITATIONS AND TERMINATION. During the lifetime of the Holder, this option is exercisable only by the Holder and shall not be assignable or transferable other than by will or the laws of descent and distribution; provided, however, that only vested options may pass by will or the laws of descent, and, provided, further, that the Holder agrees that in the event of Holder's death, the vested options shall be devised, in the aggregate, to only one heir or successor entity. Upon any attempt so to transfer, assign, pledge, hypothecate, or otherwise dispose of the option, or of any right or privilege conferred thereby, contrary to the provisions hereof, or upon the levy of any attachment or similar process upon such option, right or privilege, the option and such rights and privileges shall immediately become null and void.

         If the Holder shall die and shall not have exercised this option, the Company shall have the right, exercisable within ninety (90) days after Holder's death by written notice to the



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Holder's personal representative, to cancel this Option Agreement and terminate the options granted hereunder, whether or not vested, provided the Company pays to the Holder's estate an amount equal to One Dollar ($1.00) per share for each share for which this option has vested. The portion of this option that has not vested upon the death of the Holder shall automatically terminate without any compensation to the Holder's estate. If the Company does not elect to exercise its right hereunder to cancel the options within said 90-day period, then the vested options may be distributed to the Holder's estate and may be exercised, upon a Triggering Event, by the Holder's executors or administrators or by any person or persons who shall have acquired the options directly from the Holder by bequest or inheritance (provided such options have not otherwise expired). Notwithstanding anything contained in this Option Agreement to the contrary, if the Holder should die prior to the exercise of the options granted hereunder, this Option Agreement and the options granted hereunder shall expire one (1) year after the date of Holder's death. In the event vested options are transferred to the Holder's executor or administrator, to a distributee of the estate, or to a person upon whom such right devolves by reason of the Holder's death, then the options shall be nontransferable by the Holder's executor or administrator or by such person or entity.

         This Option Agreement, unless earlier terminated in the event of Holder's death as provided above, shall terminate in all respects, and all rights to purchase shares hereunder shall terminate, five (5) years after the Effective Date set forth above.

         SECTION 7. RESTRICTIONS ON STOCK IN THE COMPANY. Once the Holder has exercised the Option(s) granted hereunder, and has been issued a stock certificate for such shares, the following restrictions shall apply:


                  (a) RESTRICTIVE LEGENDS. The certificates evidencing the shares purchased will bear the following legends:

         THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RIGHTS OF FIRST OFFER AND FIRST REFUSAL IN FAVOR OF SALIX TECHNOLOGIES, INC., AS SET FORTH IN AN OPTION AGREEMENT BETWEEN SALIX TECHNOLOGIES, INC. AND THE HOLDER OF THE SHARES.

         SECURITIES REPRESENTED BY THIS CERTIFICATE (THE "SECURITIES") HAVE BEEN
         (I) ACQUIRED FOR INVESTMENT; AND (II) ISSUED AND SOLD IN RELIANCE UPON EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT"). THE SECURITIES CANNOT BE OFFERED FOR SALE, SOLD OR TRANSFERRED OTHER THAN PURSUANT TO (I) AN EFFECTIVE REGISTRATION UNDER THE 1933 ACT OR IN A TRANSACTION WHICH IS OTHERWISE IN COMPLIANCE WITH THE 1933 ACT; AND (II) EVIDENCE SATISFACTORY TO THE ISSUER OF COMPLIANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY OTHER JURISDICTION. THE ISSUER SHALL BE ENTITLED TO RELY UPON AN OPINION OF COUNSEL TO THE ISSUER WITH RESPECT TO COMPLIANCE WITH THE ABOVE LAWS.

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                  (b) RIGHTS OF FIRST OFFER AND FIRST REFUSAL. The Holder may
not sell, exchange, or otherwise transfer the Common Stock acquired through the exercise of such Option without first offering the Common Stock to the Company. The Company shall have sixty (60) days, after receipt of written notification from the Holder of his intention to transfer all, but not less than all, of the Common Stock, to elect to purchase the Common Stock from the Holder for the price and on the terms set forth in the Holder's notice. In the event that the offer is not accepted by the Company, the Holder shall thereafter have the right to negotiate a sale of all, but not less than all, of the Common Stock to any other person; provided, however, that the Holder shall not have the right to complete such sale without first presenting the Company with a bona fide written offer for such Common Stock from a third party, upon which the Company shall have the right, for a period of sixty (60) days thereafter, to purchase such Common Stock for the price and upon equivalent terms as set forth in the bona fide written offer. For purposes of this Section 7(b), an offer from a third party to purchase all of the Holder's Common Stock shall not be deemed to be a "bona fide written offer" until a deposit equal to ten percent (10%) of the purchase price stated in such offer is placed in escrow with the Holder's counsel of choice. If the Company does not elect to exercise its right of first refusal within such 60-day period, then the Holder shall be free to complete the proposed transfer or sale on the terms and conditions set forth in the bona fide written offer within ninety (90) days thereafter. If such transfer or sale is not completed within 90 days, the Holder shall again be required to give notice of a bona fide written offer pursuant to this Section 7(b), which notice will again give rise to the rights of first refusal provided above (for an additional 60 days), prior to completing such transfer. As a condition to the effectiveness of any such transfer, the transferee shall agree to take such Common Stock subject to all of the terms and conditions of this Section 7, and shall execute and deliver to the Company an instrument acknowledging such acceptance, in form and substance acceptable to the Company.

                  (c) STOCK MAY BE PLEDGED WITH COMPANY'S CONSENT. Notwithstanding the foregoing, upon the Company's prior written consent, the Common Stock acquired through the exercise of such Option may be pledged by the Holder as security for a loan.

                  (d) STOCK NOT REGISTERED. The shares of Common Stock acquired upon exercise of Options granted hereunder may not be registered under applicable securities laws, and may not be transferred unless registered under the applicable securities laws or unless an exemption from the registration requirements is available.

         SECTION 8. LISTING AND REGISTRATION OF SHARES. Each Option shall be subject to the requirement that if at any time the Board of Directors shall determine, in its discretion, that the listing, registration, or qualification of the shares covered thereby upon any securities exchange or under any state or federal law or the consent or approval of any governmental regulatory body, is necessary, or desirable as a condition of, or in connection with, the granting of such Option or the issue or purpose of shares thereunder, such Option may not be exercised in whole or in part unless and until such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors of the Company.

         SECTION 9. NOTICE. Any notice to be given to the Company hereunder shall be deemed sufficient if addressed to the Company and delivered to the principal office of the Company, attention of the president, or such other address as the Company may hereafter designate.

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         Any notice to be given to the Holder hereunder shall be deemed sufficient if delivered in person to the Holder or when deposited in the mail, postage prepaid, addressed to the Holder at the address furnished to the Company.

         SECTION 10. GOVERNING LAW. THIS OPTION AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

         SECTION 11. EFFECTIVE DATE. This Option Agreement shall be effective on the Effective Date set forth on page 1 hereof.

         SECTION 12. BINDING UPON ESTATE AND HEIRS. This Option Agreement and all restrictions contained herein shall be binding upon the Holder's estate, personal representatives and heirs.




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         IN WITNESS WHEREOF, the parties have executed this Option Agreement, or caused this option agreement to be executed, as of the Effective Date.


                                                   SALIX TECHNOLOGIES, INC.



                                                   By:
                                                      --------------------------
                                                   Name:  Daniel S. Simpkins
                                                   Title:  President


                                                   HOLDER:

                                                   -----------------------------
                                                   EUGENE CARLOCK



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                          OPTION AGREEMENT AMENDMENT 1

The Stock Option Agreement by and between SALIX Technologies, Inc. and Allen Eugene Carlock for 7,500 shares at one dollar per share is hereby amended as follows:

Effective Date

The effective date of the Stock Option Agreement is December 1, 1997.

The effective date of this amendment shall be December 1, 1997.

SALIX TECHNOLOGIES, INC.                 CONTRACTORS:
By:

/s/ Daniel S. Simpkins                   /s/ A. Eugene Carlock
------------------------------------     ---------------------------------------
Daniel S. Simpkins                        A. Eugene Carlock


            2/17/98                                    2/17/98
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Date                                     Date